UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 12, 2009
LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-13419 (Commission File Number)	47-0554096 (IRS Employer Identification Number)

2222 N 111th Street Omaha, Nebraska (Address of principal executive offices)	68164 (Zip Code)
(402) 829-6800

(Registrant’s telephone number, including area code)
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective June 12, 2009, Owen Denman, President and Chief Executive Officer of Barrier Systems, Inc. (“BSI”), a wholly-owned subsidiary of Lindsay Corporation (the “Company”), will step down from his position due to a health issue. Mr. Denman’s employment agreement will terminate as of that date. Chris Sanders, currently Chief Operating Officer of BSI, will succeed Mr. Denman as President of BSI.
Under the Company’s short-term disability plan, Mr. Denman will receive up to 75% of his base compensation for a period not to exceed six months following his date of disability. It is expected that Mr. Denman will apply for long-term disability benefits under the Company’s long-term disability income insurance policy. Any long-term disability benefits received by Mr. Denman are fully insured and are not paid by the Company. Following separation of employment, Mr. Denman has agreed to provide certain consulting services to the Company for the next two years. In consideration of these consulting services, the Company will provide Mr. Denman with group family health insurance coverage for a period of two years. If health permits and other conditions are met, Mr. Denman may also have the opportunity to receive up to $105,000 for additional consulting services during this period. Also, in light of his disability, the Compensation Committee approved acceleration of vesting of 3,950 restricted stock units (RSUs) which would have vested on November 1, 2009 had Mr. Denman remained an employee as of such date. These RSUs will vest and be payable to Mr. Denman on June 19, 2009. All remaining, unvested RSUs will be forfeited.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2009	LINDSAY CORPORATION
	By:	/s/ David B. Downing
David B. Downing, Chief Financial Officer